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           DEL MONTE FOODS COMPANY ANNOUNCES COMPLETION OF CASH TENDER
               OFFERS, NOTES OFFERING AND AMENDED CREDIT FACILITY

              CASH TENDER OFFER EXPIRES WITH 100% OF NOTES TENDERED

         San Francisco, CA, May 16, 2001 - Del Monte Foods Company (NYSE: DLM), through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced that the Corporation has completed its previously announced cash tender offers and consent solicitations (the "Tender Offers") with respect to all of the Corporation's outstanding 12 1/4% Senior Subordinated Notes due 2007 and all of Del Monte Foods Company's outstanding 12 1/2% Senior Discount Notes due 2007 (collectively the "Old Notes"), its private placement offering of $300 million principal amount of 9 1/4% Senior Subordinated Notes due 2011 (the "New Notes") and its amended and restated credit facility (the "Credit Facility").

         The Corporation used the proceeds from the sale of the New Notes and borrowings under the Credit Facility to fund the payment of consideration and costs of the Tender Offers and to repay amounts currently outstanding under its previous credit facility.

         As of the expiration time of the Tender Offers, 5:00 p.m., New York City time, on May 14, 2001, 100% of the Old Notes had been validly tendered and not withdrawn, and all of the Old Notes were accepted for purchase by the Corporation. Payment for the Notes accepted for purchase and the related consent fees was made yesterday.

         This press release does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related Indentures. The Tender Offer was made solely pursuant to the Corporation's Offer to Purchase and Consent Solicitations, dated April 16, 2001. The offer and sale of the New Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

         Del Monte Foods Company, with net sales of $1.5 billion in fiscal 2000, is the largest producer and distributor of premium quality, branded processed fruit, vegetable and tomato products in the United States. The Del Monte brand was introduced in 1892 and is one of the best known brands in the United States. Del Monte products are sold through national grocery chains, independent grocery stores, warehouse club stores, mass merchandisers, drug stores and convenience stores under the Del Monte, Contadina, S&W and Sunfresh brands. Del Monte Foods Company also sells its products to the U.S. military, certain export markets, the foodservice industry and food processors. Del Monte Foods Company operates twelve production facilities in California, the Midwest, Washington and Texas and seven distribution centers.


CONTACTS:        Media Inquiries                 Investor Relations

                 Brandy Bergman                  Tom Gibbons
                 Citigate Sard Verbinnen         Del Monte Foods
                 (212) 687-8080                  (415) 247-3382